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EXHIBIT 2.4

ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement"), entered into this 1st day of December 2000, by, between, and among PayStar Communications Corporation, a Nevada corporation (hereinafter "PayStar Communications"), PayStar Financial Services, Inc., a Nevada corporation (hereinafter "PayStar Financial"), and Paidcard.net, Inc., a Nevada corporation (hereinafter "Paidcard").

RECITALS:

     WHEREAS, PayStar Financial is a wholly owned subsidiary of PayStar Communications; and

     WHEREAS, PayStar Communications, through PayStar Financial, wishes to purchase substantially all of the assets of Paidcard in return for stock and warrants of PayStar Communications and other consideration;

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PayStar Communications, PayStar Financial, and Paidcard agree as follows:

     1.     Definitions.

          1.1     "Acquired Assets" means all     right, title, and interest
in and to all of the assets of Paidcard set forth in Exhibit "A," including, if any, all of its (a) tangible personal property (such as inventories of raw materials, supplies, packaging goods, and finished goods, equipment, manufactured and purchased parts, machinery, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, if any); (b) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the "Permits"); (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) real property, fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, ant other appurtenants thereto (such appurtenant rights in and to public streets); (f) leases, subleases, and rights thereunder; (g) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes); (h) accounts, notes, and other receivables; (i) securities (such as the capital stock in any other entity); (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (k) cash; provided, however, that the Acquired Assets shall not include (i) the items set forth in Exhibit "B" attached hereto (the "Excluded Assets"); (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Paidcard as a corporation; and (iii) any of the rights of Paidcard under this Agreement.

          1.2 "Assumed Liabilities" means (a) all trade account payables and accrued expenses of Paidcard which arose in the ordinary course of business and are set forth in Exhibit "C" attached hereto, and (b) all obligations of Paidcard under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, either
(i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing; provided, however, that the Assumed Liabilities shall not include, unless expressly provided for in this Agreement, (i) any Liability of Paidcard for unpaid taxes or for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby; (ii) any obligation of Paidcard to indemnify any Person (including any of the Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Paidcard and any of its subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (iii) all Liabilities and obligations of Paidcard relating to the Excluded Assets (including accounts payable and accrued expenses); (iv) all liabilities and obligations relating to funded indebtedness of Paidcard or its subsidiaries;
(v) any Liability of Paidcard for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; or (vi) any Liability or obligation of Paidcard under this Agreement.

          1.3 "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Paidcard.

          1.4 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          1.5 "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all computer software (including data, source codes, and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          1.6 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

          1.7 "Person" means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company ro partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          1.8 "Security Interest" means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

          1.9 "Stockholder" means any person who or which holds any shares of capital stock of Paidcard.

     2.Asset Purchase Transaction.

          2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, PayStar Financial agrees to purchase from Paidcard, and Paidcard agrees to sell, transfer, convey, and deliver to PayStar Financial, all of the Acquired Assets at the Closing free and clear of any Security Interests for the consideration with respect to the Acquired Assets.

          2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, PayStar Financial agrees to assume and become responsible for all of the Assumed Liabilities at the closing. PayStar Financial will not assume or have any responsibility, however, with respect to any other obligation or Liability of Paidcard not included within the definition of Assumed Liabilities.

          2.3 Securities to be Issued. At closing PayStar Communications shall deliver to Paidcard 400,000 units, each of which shall consist of one share of common stock of PayStar Communications and one two-year Class A Warrant to purchase another share of common stock at an exercise price of $2.00 per share. Such units shall be offered and sold to Paidcard pursuant to this Agreement and in accordance with the terms of the current private offering of PayStar Communications as set forth in the private offering memorandum of PayStar Communications dated August 1, 2000, as amended August 17, 2000 (the "PayStar Communications Private Offering"). The delivery of the 400,000 units shall constitute the full purchase price of the Assets.

          2.4 Employment and Consultant Agreements. Prior to closing PayStar Financial shall negotiate an employment contract with Matt Kerper to serve in a similar position with PayStar Financial that he currently holds with Paidcard. Also prior to closing PayStar Financial shall negotiate a consulting agreement with Gretchen Bender. On or before the closing, and as a condition of closing, PayStar Financial shall enter into an employment agreement with Mr. Kerper and a consulting agreement with Ms. Bender to be effective as of the closing date.

          2.5 Conversion of Loans. Prior to the date of this Agreement, Paidcard has borrowed an aggregate of $170,000 for operating funds from four Persons, each of whom has agreed to convert such loans into an equity investment in PayStar Communications. As a condition of closing, these outstanding loans by Paidcard in the principal amount of $170,000 shall be converted into 85,000 units in the PayStar Communications Private Offering.

          2.6 Raising Private Offering Funds. As a condition of closing PCH Partners shall raise a minimum of $230,000 in the PayStar Communications Private Offering on or before the closing date. Such funds shall be delivered to and held in trust in the client trust account of counsel for PayStar Communications and shall be delivered to PayStar Communications at closing. PCH Partners shall raise an additional $270,000 within sixty days following closing.

          2.7 Non-Exclusive ISO Agency Agreement. Prior to closing PayStar Financial shall negotiate a non-exclusive, transferrable independent sales organization agency agreement with Compass Bank. PayStar Financial shall remain the owner of the merchant base. On or before the closing, and as a condition of closing, PayStar Financial shall enter into such agreement to be effective as of the closing date.

          2.8 Use of Paidcard Name. On or before the closing date Paidcard shall authorize a change of its corporate name such that PayStar Financial shall be able to use the name "Paidcard.net, Inc." Immediately following the closing, Paidcard shall amend its articles of incorporation, and its qualification as a foreign corporation, to change its corporate name so that this name will be available for use by PayStar Financial.

     3. Representations and Warranties of Paidcard. Paidcard represents and warrants to PayStar Communications and PayStar Financial as set forth below. These representations and warranties are made as an inducement for PayStar Communications and PayStar Financial to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, PayStar Communications and PayStar Financial would not be parties hereto.

          3.1 Organization and Authority. Paidcard is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. Paidcard has no subsidiary and owns no interest in any other entity. Paidcard is duly qualified as a foreign corporation to transaction business in the State of California and in each jurisdiction in which the operations of Paidcard would require such qualification.

          3.2 Performance of This Agreement. The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the board of directors of Paidcard.

          3.3     Financials.   The financial statements of Paidcard for the
six months ended September 30, 2000, and the years ended March 31, 2000 and 1999, copies of which have been furnished to PayStar Communications and PayStar Financial, are true and correct in all material respects. The year-end financial statements have been examined and certified by M.A. Shelley Intl., Certified Public Accountant. Said interim and year-end financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of Paidcard as of September 30, 2000, and the earnings for the periods covered, in accordance with GAAP applied on a consistent basis.

          3.4 Title to Assets. Paidcard has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the most recent balance sheet of Paidcard or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet. Without limiting the generality of the foregoing, Paidcard has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, except as disclosed in writing to PayStar Communications and PayStar Financial prior to closing.

          3.5 Liabilities. There are no material Liabilities of Paidcard which arose or relate to any transaction of Paidcard, its agents or servants occurring prior to September 30, 2000, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to Liabilities, except in the normal course of business of Paidcard.

          3.6 Absence of Certain Changes or Events. Except as set forth in this Agreement, since September 30, 2000, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Paidcard, or (ii) any damage, destruction, or loss to Paidcard (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Paidcard.

          3.7 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving Paidcard, or its assets, properties, or business, nor does Paidcard know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of Paidcard is a party adverse to Paidcard or has a material interest adverse to Paidcard.

          3.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Paidcard, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Paidcard, except as provided for in the financial statements of Paidcard, or have been incurred in the normal course of business of Paidcard since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

          3.9 Accuracy of All Statements Made by Paidcard. No representation or warranty by Paidcard in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of Paidcard pursuant to this Agreement, nor any document or certificate delivered to PayStar Communications or PayStar Financial by Paidcard pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

     4. Representations and Warranties of PayStar Communications and PayStar Financial. PayStar Communications and PayStar Financial, jointly and severally, represent and warrant to Paidcard as set forth below. These representations and warranties are made as an inducement for Paidcard to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, Paidcard would not be a party hereto.

          4.1 Organization and Good Standing. PayStar Communications and PayStar Financial are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

          4.2 Performance of This Agreement. The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the boards of directors of PayStar Communications and PayStar Financial.

          4.3 Financials. True copies of the consolidated financial statements of PayStar Communications for the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998, have been delivered by PayStar Communications to Paidcard. The year-end financial statements for 1999 have been examined and certified by Andersen Andersen & Strong, Certified Public Accountants; the year-end financial statements for 1998 have been examined and certified by Schvaneveldt and Company, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of PayStar Communications as of September 30, 2000, and the earnings for the periods covered, in accordance with GAAP applied on a consistent basis. These financial statements are set forth in the registration statement filed with the U.S. Securities and Exchange Commission by PayStar Communications under the Securities Act of 1933 and periodic reports filed with the U.S. Securities and Exchange Commission by PayStar Communications pursuant to Section 15(d) of the Securities Exchange Act of 1934 (collectively the "SEC Periodic Reports").

          4.4 Liabilities. There are no material Liabilities of PayStar Communications which arose or relate to any transaction of PayStar Communications, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to Liabilities, except in the normal course of business of PayStar Communications.

          4.5 Litigation. Except as set forth in the SEC Periodic Reports, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving PayStar Communications or its subsidiaries, or their assets, properties, or business, nor does PayStar Communications or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of PayStar Communications, or its subsidiaries, is a party adverse to PayStar Communications or any of its subsidiaries or has a material interest adverse to PayStar Communications or any of its subsidiaries.

          4.6 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by PayStar Communications, and there are no unpaid taxes which are, or could become a lien on the properties and assets of PayStar Communications, except as provided for in the financial statements of PayStar Communications, or have been incurred in the normal course of business of PayStar Communications since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. As a newly formed corporation, PayStar Financial has incurred no tax liabilities and has filed no tax returns.

          4.7 Legality of Securities to be Issued. The shares of common stock, the warrants, and the shares of common stock underlying the warrants, of PayStar Communications to be issued by PayStar Communications pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by PayStar Communications and will be fully paid and nonassessable.

          4.8 Accuracy of All Statements Made by PayStar Communications and PayStar Financial. No representation or warranty by PayStar Communications or PayStar Financial in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by PayStar Communications or PayStar Financial pursuant to this Agreement, nor any document or certificate delivered to Paidcard pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

     5.     Covenants of the Parties.

          5.1     Corporate Records.

               a. Simultaneous with the execution of this Agreement by Paidcard, such entity shall deliver to PayStar Communications and PayStar Financial copies of the articles of incorporation, as amended, and the current bylaws of Paidcard, and copies of the resolutions duly adopted by the board of directors of Paidcard approving this Agreement and the transactions herein contemplated.

               b. Simultaneous with the execution of this Agreement by PayStar Communications and PayStar Financial, such entities shall deliver to Paidcard copies of the articles of incorporation, as amended, and the current bylaws of each entity, and copies of the resolutions duly adopted by the boards of directors of PayStar Communications and PayStar Financial approving this Agreement and the transactions herein contemplated.

          5.2     Access to Information.

               a. PayStar Communications and PayStar Financial and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Paidcard, and Paidcard shall furnish or cause to be furnished to PayStar Communications and PayStar Financial and their authorized representatives all information with respect to its affairs and business as PayStar Communications or PayStar Financial may reasonably request. PayStar Communications and PayStar Financial shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to PayStar Communications or PayStar Financial; (ii) becomes part of the public domain after disclosure through no fault of PayStar Communications or PayStar Financial; (iii) is known to PayStar Communications or PayStar Financial or any of their officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Paidcard. In the event this Agreement is terminated prior to closing, PayStar Communications and PayStar Financial shall, upon the written request of Paidcard, promptly return all copies of all documentation and information provided by Paidcard hereunder.

               b. Paidcard and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of PayStar Communications and PayStar Financial, and PayStar Communications and PayStar Financial shall furnish or cause to be furnished to Paidcard and its authorized representatives all information with respect to their affairs and business as Paidcard may reasonably request. Paidcard shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Paidcard; (ii) becomes part of the public domain after disclosure through no fault of Paidcard; (iii) is known to Paidcard or any of its officers or directors prior to disclosure; or
(iv) is disclosed in accordance with the written consent of PayStar Communications or PayStar Financial, as applicable. In the event this Agreement is terminated prior to closing, Paidcard shall, upon the written request of PayStar Communications or PayStar Financial, promptly return all copies of all documentation and information provided by PayStar Communications or PayStar Financial hereunder.

          5.3 Actions Prior to Closing. From and after the date of this Agreement and until the closing date:

               a. Paidcard shall carry on its business diligently and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

               b. Paidcard shall not enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

               c. Paidcard shall not amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

               d. Paidcard shall use its best efforts to preserve its business organization intact.

               e. Paidcard shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of Paidcard.

               f. Paidcard shall duly comply with all applicable laws as may be required for the valid and effective transfer of assets contemplated by this Agreement.

               g. Paidcard shall not sell or dispose of any property or assets, except products sold in the ordinary course of business.

               h. Paidcard shall promptly notify PayStar Communications of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of Paidcard.

          5.4 Shareholders' Meeting or Consent. Paidcard shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its Stockholders at a meeting of Stockholders or by consent of Stockholders owning a majority of the outstanding stock, and, subject to the fiduciary duties of the Board of Directors of Paidcard under applicable law, shall use its best efforts to obtain Stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such meeting of Stockholders, or in obtaining such majority consent, Paidcard shall prepare a proxy or information statement to be furnished to its Stockholders setting forth information about this Agreement and the transactions contemplated hereby. PayStar Communications shall promptly furnish to Paidcard all information, and take such other actions, as may reasonably be requested in connection with any action to be taken in connection with the immediately preceding sentence. PayStar Communications shall have the right to review and provide comments to the proxy or information statement furnished to the Stockholders prior to mailing.

          5.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither PayStar Communications, nor PayStar Financial, nor their officers, agents, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

          5.6 Bulk Transfer Laws. Prior to closing the parties shall comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

          5.7 Indemnification. Paidcard shall indemnify PayStar Communications and PayStar Financial for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by PayStar Communications or PayStar Financial resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by Paidcard herein, and any claims arising from the operations of Paidcard prior to the closing date. PayStar Communications and PayStar Financial, jointly and severally, shall indemnify and hold Paidcard harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by PayStar Communications or PayStar Financial herein, and any claims arising from the operations of PayStar Communications or PayStar Financial prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

          5.8 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

          5.9 Expenses. Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

          5.10 No Finders' Fees. No broker, finder, or similar agent has been employed by or on behalf of PaidCard, PayStar Communications, or PayStar Financial in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any Person for the payment of any brokerage commisssion, finder's fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          5.11 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.
     6. Conditions Precedent to PayStar Communications's and PayStar Financial's Obligations. Each and every obligation of PayStar Communications and PayStar Financial to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

          6.1 Truth of Representations and Warranties. The representations and warranties made by Paidcard in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

          6.2 Performance of Obligations and Covenants. Paidcard shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing.

          6.3 Officer's Certificate. PayStar Communications and PayStar Financial shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to PayStar Communications and PayStar Financial), executed by an executive officer of Paidcard, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

          6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          6.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of Paidcard to conduct its business or the earning power thereof on the same basis as in the past.

          6.6 Shareholders' Approval. The holders of not less than a majority of the outstanding common stock of Paidcard shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

     7. Conditions Precedent to Obligations of Paidcard. Each and every obligation of Paidcard to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

          7.1 Truth of Representations and Warranties. The representations and warranties made by PayStar Communications and PayStar Financial in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

          7.2 Performance of Obligations and Covenants. PayStar Communications and PayStar Financial shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

          7.3 Officer's Certificates. Paidcard shall have been furnished with certificates (dated as of the closing date and in form and substance reasonably satisfactory to Paidcard), executed by an executive officer of PayStar Communications and by an executive officer of PayStar Financial, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

          7.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          7.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of either PayStar Communications or PayStar Financial to conduct its business.

     8. Securities Law Provisions. At closing Paidcard and the lenders set forth in subsection 2.5 above shall deliver to PayStar Communications subscription agreements, as provided by PayStar Communications, containing appropriate representations concerning the restricted nature of the securities to be issued to them, the non-distributive intent of the recipients of the securities, and other provisions to reasonably satisfy the non-public, unregistered nature of the transaction.

     9.     Closing.

          9.1 Time and Place. The closing of this transaction ("closing") shall take place at the offices of PayStar Communications, 1110 West Kettleman Lane, Suite 48, Lodi, CA 95240, at 3:00 p.m., December 11, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "closing date."

          9.2 Documents To Be Delivered by Paidcard. At the closing Paidcard shall deliver to PayStar Communications and PayStar Financial the following documents:

               a. Assignments and such other instruments of sale, transfer, conveyance, and assignment of the Acquired Assets to PayStar Financial as PayStar Financial and its counsel may request.
               b. The subscription agreements described in Section 8 hereof.

               c. The certificate required pursuant to subsection 6.3 hereof.

               d. A certified copy of the duly adopted resolutions of Paidcard's shareholders authorizing this Agreement and the transactions contemplated hereby.

               e. If applicable, proof of compliance with bulk transfer laws.

               f. Such other documents of transfer, certificates of authority, and other documents as PayStar Communications or PayStar Financial may reasonably request.

          9.3 Documents To Be Delivered by PayStar Communications and PayStar Financial. At the closing PayStar Communications and PayStar Financial shall deliver to Paidcard the following documents:

               a. An assumption document and such other instruments of assumption by PayStar Financial as set forth in subsection 2.2 hereof and as Paidcard and its counsel may reasonably request.

               b. A certificate for 400,000 shares and a certificate for 400,000 warrants of PayStar Communications issued to Paidcard as set forth in subsection 2.3 hereof.

               c. Copies of employment and consulting contracts entered into by PayStar Financial with Matt Kerper and Gretchen Bender as set forth in subsection 2.4 hereof.

               d. Certificates for an aggregate of 85,000 shares and 85,000 warrants of PayStar Communications issued to the lenders as set forth in subsection 2.5 hereof.

               e. A certificate from counsel for PayStar Communications evidencing receipt of $230,000 held in the client trust account of counsel for PayStar Communications which was received for the sale of units in the PayStar Communications Private Offering as set forth in subsection 2.6 hereof. Such funds shall be delivered to PayStar Communications immediately following closing.

               f. A copy of the non-exclusive ISO agency agreement entered into by PayStar Financial with Compass Bank as set forth in subsection 2.7 hereof.

               g. The certificate required pursuant to subsection 7.3 hereof.

               h. If applicable, proof of compliance with bulk transfer laws.

               i. Such other documents of transfer, certificates of authority, and other documents as Paidcard may reasonably request.

     10. Termination. This Agreement may be terminated by PayStar Communications, PayStar Financial, or Paidcard by notice to the others if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapa ble of fulfillment, or (ii) on January 31, 2001, if the closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

     11.     Miscellaneous.

          11.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

          Paidcard:                 Gretchen Bender, President
                                    5312-J Derry Avenue
                                    Agoura Hills, CA 91301

          PayStar Communications
          & PayStar Financial:      William D. Yotty, Chairman
                                    1110 West Kettleman Lane
                                    Suite 48
                                    Lodi, CA  95240

          with copy to:             Ronald N. Vance
                                    Attorney at Law
                                    57 West 200 South
                                    Suite 310
                                    Salt Lake City, UT  84101

          11.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

          11.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

          11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

          11.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          11.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

          11.7 Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

          11.8 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

          11.9 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

          11.10 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

          11.11 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

          11.12 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

          11.13 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          11.14 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Asset Purchase Agreement as of the day and year first above written.

PAYSTAR COMMUNICATIONS:            PayStar Communications Corporation


                                   By/s/ William D. Yotty
                                         William D. Yotty, Chairman

PAYSTAR FINANCIAL:                 PayStar Financial Services, Inc.


                                   By/s/ William D. Yotty
                                         William D. Yotty, Chairman


PAIDCARD:                          Paidcard.net, Inc.


                                   By/s/ Gretchen Bender
                                         Gretchen Bender, President

EXHIBIT "A"
LIST OF ASSETS

EXHIBIT "B"
EXCLUDED ASSETS

EXHIBIT "C"
ASSUMED TRADE ACCOUNT PAYABLES AND ACCRUED EXPENSES

EXHIBIT 2.5

STOCK-FOR-STOCK EXCHANGE AGREEMENT

     This Stock-for-Stock Exchange Agreement (the "Agreement"), entered into effective the 1st day of March 2001, is by, between, and among PayStar Communications Corporation, a Nevada corporation (hereinafter the "Purchaser"), SHS Communications, Inc. and Position Industries, Inc., California corporations (hereinafter referred to individually as "SHS Industries" or "Position Industries," as applicable, or collectively as the "Sellers"), and the shareholders of the Sellers who are listed on Schedule "A" hereto and have executed Subscription Agreements in the form attached in
Exhibit 1 hereto (the "Shareholders").

RECITALS:

     WHEREAS, Sellers are full service telecommunications providers with extensive experience in engineering, software development, hardware final assembly and provisioning, equipment installation, and maintenance services of telephones;

     WHEREAS, the Purchaser desires to integrate the operations of the Sellers into its own communications business;

     WHEREAS, the Purchaser wishes to acquire, and the Shareholders, by executing Schedule "B" hereto, are willing to sell, all of the outstanding stock of the Sellers in exchange solely for a part of the voting stock of the Purchaser such that at Closing the Sellers would become wholly owned subsidiaries of the Purchaser; and

     WHEREAS, the parties hereto intend to qualify such transaction as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Stock-for-Stock Exchange Agreement and mutually covenant and agree with each other as follows:

     1.     Shares to be Transferred and Shares to be Issued; Employment
Agreements.

          1.1 Shares to be Transferred to Purchaser. On the Closing Date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Sellers described in Schedule "A," attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common stock of the Sellers.

          1.2 Shares to be Issued to Shareholders. In exchange for the transfer of the common stock of the Sellers pursuant to subsection 1.1. hereof, the Purchaser shall on the Closing Date and contemporaneously with such transfer of the common stock of the Sellers to it by the Shareholders issue and deliver to the Shareholders the number of shares of common stock of the Purchaser specified on Schedule "A."

          1.3 Employment Agreements. Contemporaneous with the effective date of this Agreement, the Purchaser shall enter into employment agreements with Keith McKeague and Mark Wagner, in the forms attached hereto as Exhibit 2 and Exhibit 3, respectively.

          1.4 Loan Repayments. On or before May 15, 2001, Purchaser shall cause SHS Industries to repay the outstanding loan in the approximate amount of $55,773 at December 31, 2000, to Percy Yang; the outstanding loan in the approximate amount of $55,773 at December 31, 2000, to Katherine McKeague; and the credit card debt in the approximate amount of $58,000, but not to exceed $60,000.

     2. Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

          2.1 Organization and Authority. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to enter into and perform the transactions contemplated by this Agreement. Neither of the Sellers has any subsidiaries or owns any interest in any other entity.

          2.2 Capitalization. As of the date of the Closing, SHS Industries will have a total of no more than 5,000 shares of common stock issued and outstanding and Position Industries will have a total of no more than 10,000 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Sellers to issue or to transfer from treasury any additional shares of capital stock of any class. Schedule "A" currently sets forth, or as of Closing will set forth, all of the shareholders of record of the Sellers and the number of shares held of record by each Shareholder.

          2.3 Directors and Officers. The names and titles of all directors and officers of the Sellers as of the date of this Agreement are as follows:

 SHS Industries:        Name                      Position(s)
                       Keith McKeague        President, COO, & Secretary
                       Percy Yang            Director & CFO
                       Katherine McKeague    Director

 Position Industries:   Name                      Position(s)
                       Keith McKeague        Director, President & Treasurer
                       Finn Kalani Kirsh     Director & Secretary
                       Katherine McKeague    Director

          2.4 Performance of This Agreement. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the boards of directors of the Sellers.

          2.5     Financials.   True copies of the financial statements of
each of the Sellers for the year ended December 31, 2000, including operating statements for the two years then ended, and the two month period ended February 28, 2001, (unaudited) have been furnished to the Purchaser. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Sellers as of February 28, 2001, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis. The financial records of the Sellers are in a condition such that the companies can reasonably comply with the financial statement requirements of Item 7 of Form 8-K promulgated by the U.S. Securities and Exchange Commission within the filing period and for the periods required as set forth therein.

          2.6 Liabilities. There are no material liabilities of the Sellers, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of either company, its agents or servants occurring prior to February 28, 2001, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Sellers. Notwithstanding the foregoing, the Sellers specifically disclose the liabilities to Lucent in the amounts of $130,000 for software and maintenance and $870,000 for equipment.

          2.7 Absence of Certain Changes or Events. Except as set forth in this Agreement, since February 28, 2001, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of either of the Sellers, or (ii) any damage, destruction, or loss to either of the Sellers (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of either of the Sellers.

          2.8 Litigation. To the best knowledge and reasonable belief of each of the Sellers, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving either of the Sellers, or their assets, properties, or business, nor do the Sellers know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of either of the Sellers or as to which any of the Shareholders is a party adverse to either of the Sellers or has a material interest adverse to either of the Sellers.

          2.9 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by each of the Sellers, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Sellers, except as provided for in the financial statements of the Sellers, as applicable, or have been incurred in the normal course of business of the Sellers since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by the Sellers.

          2.10 Labor Agreements and Disputes. Neither Seller is a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of its employees. Neither Seller is aware of any labor dispute or labor trouble involving its employees, nor has there been any such dispute or trouble during the three years proceeding the date of this Agreement.

          2.11 Noncancellable Contracts. At the time of Closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of either Seller's business not cancellable within 30 days.

          2.12 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by either of the Sellers.

          2.13 Accuracy of All Statements Made by the Sellers. No representation or warranty by the Sellers in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Sellers pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Sellers pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers jointly as set forth below. These representations and warranties are made as an inducement for the Sellers to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Sellers would not be parties hereto.

          3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

          3.2 Capitalization. As of the date of this Agreement, the Purchaser has a total of 7,952,060 shares of common stock issued and outstanding. All of the shares have been duly authorized and validly issued and are fully paid and nonassessable. In addition to the Purchaser's obligations hereunder with respect to the shares to be issued pursuant to subsections 1.2 and 1.3 hereof, there are outstanding options to purchase 976,000 shares of common stock under the Purchaser's 1998 Employee Stock Option Plan and outstanding two-year warrants to purchase 890,860 shares of common stock at $2.00 per share. The Purchaser has no other outstanding options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Purchaser to issue or to transfer from treasury any additional shares of capital stock of any class.

          3.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of the Purchaser.

          3.4 Financials. True copies of the financial statements of the Purchaser consisting of the balance sheets as of the fiscal year ended December 31, 1999 (audited) and the period ended September 30, 2000 (unaudited), and statements of income, cash flow and changes in stockholder's equity for each of the periods then ended, have been delivered by the Purchaser to the Sellers. These statements have been examined and certified by Andersen Andersen & Strong, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Purchaser as of September 30, 2000, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

          3.5 Litigation. To the best knowledge and reasonable belief of each of the Sellers, and except as disclosed in the registration statement and reports filed by the Purchaser with the Securities and Exchange Commission, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving either the Purchaser or any subsidiary, or their assets, properties, or business, nor does the Purchaser know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Purchaser, or any of its subsidiaries, or as to which any of their shareholders is a party adverse to the Purchaser or any of its subsidiaries or has a material interest adverse to the Purchaser or any of its subsidiaries.

          3.6 Legality of Shares to be Issued. The shares of common stock of the Purchaser to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

          3.7 Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Sellers pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     4.     Covenants of the Parties.

          4.1     Corporate Records.

               a. Simultaneous with the execution of this Agreement by the Sellers, if not previously furnished, such entities shall deliver to the Purchaser copies of the articles of incorporation, as amended, and the current bylaws of the Sellers, and copies of the resolutions duly adopted by the boards of directors of the Sellers approving this Agreement and the transactions herein contemplated.

               b. Simultaneous with the execution of this Agreement by the Purchaser, if not previously furnished, such entity shall deliver to the Sellers copies of the articles of incorporation, as amended, and the current bylaws of the Purchaser, and copies of the resolutions duly adopted by the board of directors of the Purchaser approving this Agreement and the transactions herein contemplated.

          4.2     Access to Information.

               a. The Purchaser and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of each of the Sellers, and each of the Sellers shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. The Purchaser shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Purchaser; (ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the applicable Seller. In the event this Agreement is terminated prior to Closing, the Purchaser shall, upon the written request of the applicable Seller, promptly return all copies of all documentation and information provided by such entity hereunder.

               b. Each of the Sellers and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the applicable Seller and its authorized representatives all information with respect to its affairs and business such entity may reasonably request. Each of the Sellers shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the applicable Seller; (ii) becomes part of the public domain after disclosure through no fault of such entity; (iii) is known to the applicable Seller or any of its officers or directors prior to disclosure; or
(iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to Closing, each of the Sellers shall, upon the written request of the Purchaser, promptly return all copies of all documentation and information provided by the Purchaser hereunder.

          4.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

               a. The Sellers shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

               b. Neither of the Sellers shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

               c. Neither of the Sellers shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock.

               d. The Purchaser and the Sellers shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

               e. Neither the Purchaser nor the Sellers shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

               f. The Purchaser and the Sellers shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

               g. Neither of the Sellers shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

               h. The Purchaser and the Sellers shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

          4.4 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

          4.5 Indemnification. The Sellers, jointly and severally, shall indemnify Purchaser for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by either of the Sellers herein, and any claims arising from the operations of either of the Sellers prior to the Closing Date. Purchaser shall indemnify and hold the Sellers harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the Closing
Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

          4.6 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

          4.7 Expenses. Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

          4.8 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

     5. Conditions Precedent to the Purchaser's Obligations. Each and every obligation of the Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

          5.1 Truth of Representations and Warranties. The representations and warranties made by each of the Sellers in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          5.2 Performance of Obligations and Covenants. Each of the Sellers shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.3 Officer's Certificate. The Purchaser shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser), executed by an executive officer of each of the Sellers, certifying to the fulfillment of the conditions specified in subsections 5.1 and 5.2 hereof.

          5.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          5.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of either of the Sellers to conduct its business or the earning power thereof on the same basis as in the past.

          5.6 Shareholders' Execution of Subscription Agreement. Each of the Shareholders shall have duly executed and delivered a Subscription Agreement in the form as set forth in Exhibit 1 as of the Closing Date.

     6. Conditions Precedent to Obligations of the Sellers. Each and every obligation of the Sellers to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

          6.1 Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          6.2 Performance of Obligations and Covenants. The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

          6.3 Officer's Certificate. The Sellers shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Sellers), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

          6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

          6.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business.

     7.     Closing.

          7.1     Time and Place.  The Closing of this transaction
("Closing") shall take place at the offices of the Purchaser, 1110 W. Kettleman Lane, Suite 48, Lodi, California, at 10:00 am, on March 30, 2001, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

          7.2 Documents To Be Delivered by the Sellers. At the Closing the Sellers shall deliver to the Purchaser the following documents:

               a. Executed copies of Exhibit 1 executed by all of the shareholders of each of the Sellers and the certificates for the number of shares of common stock of the Sellers in the manner and form required by subsection 1.1 hereof.

               b. A stock certificate in the name of the Purchaser representing all of the outstanding shares of stock of each of the Sellers.

               c. The certificate required pursuant to subsection 5.3 hereof.

               d. Certificates of good standing from the State of California for each of the Sellers dated not more than twenty days prior to Closing.

               e. Such other documents of transfer, certificates of authority, and other documents as the Purchaser may reasonably request.

          7.3 Documents To Be Delivered by the Purchaser. At the Closing the Purchaser shall deliver to the Sellers the following documents:

               a. Certificates for the number of shares of common stock of the Purchaser as determined in subsection 1.2 hereof.

               b. The certificate required pursuant to subsection 6.3 hereof.

               c. Such other documents of transfer, certificates of authority, and other documents as the Sellers may reasonably request.

     8. Termination; Rescission. This Agreement may be terminated by the Purchaser or the Sellers by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on April 30, 2001, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination. If for any reason the Sellers are unable to provide the financial statements required by Item 7 of Form 8-K within the filing periods set forth therein, the Purchaser may rescind this agreement upon written notice to the Sellers. The date of rescission shall be deemed the date of termination of this agreement for purposes of the employment agreements set forth in subsection 1.3 above.

     9.     Miscellaneous.

          9.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

Purchaser:
     1110 W. Kettleman Lane, Suite 48
     Lodi, CA  95240
     Attention:  Harry T. Martin, CFO

With Copy to:
     Ronald N. Vance
     Attorney at Law
     57 West 200 South
     Suite 310
     Salt Lake City, UT 84101

Sellers:
     40 California Avenue
     Suite A
     Pleasanton, CA 94566
     Attention: Keith McKeague

With Copy to:
     Mark Wagner
     40 California Avenue
     Suite A
     Pleasanton, CA 94566

          9.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of California.

          9.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

          9.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

          9.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          9.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

          9.7 Brokers and Finders. Neither of the Sellers has employed a broker or finder in connection with the transactions contemplated by this Agreement, or taken any action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

          9.8 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

          9.9 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied. Notwithstanding the foregoing, the representations and warranties in this Agreement shall terminate one year from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

          9.10 Governing Law. This Agreement shall be construed under and in accordance with and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law). If any action or proceeding is initiated with respect to this Agreement the venue thereof shall be in San Joaquin County, California, which is deemed to be a convenient forum.

          9.11 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

          9.12 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

          9.13 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

          9.14 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          9.15 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock-for-Stock Exchange Agreement as of the day and year first above written.

PURCHASER:                         PayStar Communications Corporation

                                   By /s/ William D. Yotty
                                          William D. Yotty, Chairman

SELLERS:                           SHS Communications, Inc.

                                   By /s/ Keith McKeague
                                          Keith McKeague, President

                                   Position Industries, Inc.

                                   By /s/ Keith McKeague
                                          Keith McKeague, President

SCHEDULE "A"
TO THE
STOCK-FOR-STOCK EXCHANGE AGREEMENT


                     NO. OF SHARES OF         NO. OF SHARES OF
NAME OF              SHS INDUSTRIES           THE PURCHASER
SHAREHOLDER          TO BE TRANSFERRED        TO BE ISSUED
Percy Yang               1,250                   250,000
Katherine McKeague       1,250                   250,000
Mark Wagner              2,500                   500,000

     TOTAL               5,000                 1,000,000


                     NO. OF SHARES OF         NO. OF SHARES OF
NAME OF              POSITION INDUSTRIES      THE PURCHASER
SHAREHOLDER          TO BE TRANSFERRED        TO BE ISSUED
Keith McKeague           9,000                         9
Finn Kalani Kirsh        1,000                         1

       TOTAL            10,000                        10